Exhibit (h)(iii) under Form N-1A
                                             Exhibit 10 under Item 601/Reg S-K


                              Amendment No. 2 to
      Agreement for Administrative Services and Transfer Agency Services
                                   between
                      Regions Morgan Keegan Select Funds
                                     and
                          Federated Services Company


      This Amendment to the Agreement for Administrative Services and Transfer Agency Services ("Agreement") dated as of December 1, 2001, between Regions Morgan Keegan Select Funds ("Funds") and Federated Services Company ("FServ") is made and entered into as of November 10, 2002.

      WHEREAS, the Funds and FServ have entered into the Agreement;

      WHEREAS, the Funds desire and FServ agrees to amend certain provisions of the Agreement for good and valuable consideration, of which the parties hereby acknowledge receipt;

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

      "Section Two: Transfer Agency Services" is hereby deleted in its entirety.

      Paragraph B. from "Article 13. Assignment" is hereby deleted in its entirety.

       "Exhibit 2" is hereby deleted in its entirety.

      WITNESS the due execution hereof this 10th day of November, 2002.



                                    Regions Morgan Keegan Select Funds


                                    By:  /s/ Heather W. Froehlich
                                    Name:  Heather W. Froehlich
                                    Title:  Vice President


                                    Federated Services Company


                                    By:  /s/ Peter J. Germain
                                    Name:  Peter J. Germain
                                    Title:  Senior Vice President